UNITED STATES SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549
FORM 8-K
CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934.
Date of Report (Date of earliest event reported): June 23, 2008
MEDCATH CORPORATION
(Exact name of registrant as specified in its charter)

Delaware (State or other jurisdiction of	000-33009 (Commission File Number)	56-2248952 (IRS Employer Identification No.)
incorporation or organization)
10720 Sikes Place
Charlotte, North Carolina 28277
(Address of principal executive offices, including zip code)
(704) 708-6600
(Registrant’s telephone number, including area code)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13d-4(c))

Item 1.01	Entry into a Material Definitive Agreement and Item 5.02 Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers
On June 23, 2008, MedCath Corporation (“MedCath”) announced in a press release that Jeffrey L. Hinton was appointed Executive Vice President and Chief Financial Officer of MedCath. Mr. Hinton joined MedCath on June 23, 2008.
Prior to joining MedCath, Mr. Hinton served as the Senior Vice President and Chief Financial Officer for Matria Healthcare, a $350 million public company that provided disease management and wellness services, from March 2006 until its successful merger with Inverness Medical Innovations, Inc. in May 2008. Prior to joining Matria Healthcare, Mr. Hinton served as Vice President Internal Controls for the new management team of HealthSouth, at that time a $3.7 billion public company operating inpatient rehabilitation hospitals and ambulatory surgery centers, and providing outpatient physical therapy and diagnostic services. Mr. Hinton also has served as Chief Financial Officer with various public and private companies, including an ambulatory surgery center and specialty hospital company.
In connection with his employment, Mr. Hinton has entered into an employment agreement (the “Employment Agreement”) with MedCath. The Employment Agreement has an initial term of three years, with automatic one-year renewal periods. MedCath or Mr. Hinton may provide written notice of termination at least 90 days prior to the expiration of the initial term or any renewal term.
The Employment Agreement provides for an annual base salary of $350,000, as well as participation in the bonus plan (the “Bonus Plan”) established by MedCath for senior executives. The target bonus for each fiscal year shall be equal to 50% of the base salary for each fiscal year, for which the board of directors of MedCath shall have complete authority in establishing all other terms, such as performance goals, in achieving the bonus payment under the Bonus Plan. The Employment Agreement additionally allows Mr. Hinton to be eligible to participate in all other compensation plans or programs maintained by MedCath, as well as employee benefit plans, vacation and other fringe benefits, and reimbursement of relocation and business-related expenses. Further, in accordance with the MedCath Corporation 2006 Stock Option and Award Plan, MedCath has granted Mr. Hinton 100,000 stock options to purchase shares of MedCath common stock at a grant price of $19.33 per share. The shares vest immediately upon grant but are subject to sales restrictions, allowing 50% of purchased shares to be sold in year two of purchasing the shares and 25% every year thereafter. In accordance with Statement of Financial Accounting Standard No. 123 (as revised), Share-Based Payment, MedCath will record approximately $0.8 million in compensation expense during the third quarter of fiscal 2008 as a result of Mr. Hinton’s stock option grant.
In the event Mr. Hinton’s employment is terminated without cause (as defined in the Employment Agreement), by either MedCath or by Mr. Hinton’s voluntary termination for good reason (as defined in the Employment Agreement), Mr. Hinton is entitled to a severance payment (the “Severance Payment”). In such an event, he will receive a sum equal to one times his base salary, if such termination occurs prior to a Change in Control (as defined in the Employment Agreement) or more than 12 months after a Change in Control, or a sum equal to two times his base salary and one times his target bonus if the termination occurs upon a Change in Control or at any time within 12 months after a Change in Control. The Severance Payment is to be paid by MedCath over the twelve month period following the date of termination in equal installment payments. In addition, Mr. Hinton will have continued coverage under MedCath’s group medical plan for a period ending on the earlier of the second anniversary of the date of termination or the date on which Mr. Hinton becomes eligible to be covered under comparable benefit plans of a new employer, provided that he contributes toward the cost of the coverage equal to the cost paid by active employees. Mr. Hinton will not be eligible for severance in the event of termination with cause (as defined in the Employment Agreement) or without good reason (as defined in the Employment Agreement) by Mr. Hinton.
Mr. Hinton is subject to an agreement not to compete for a period of one year following any termination of Mr. Hinton’s employment with the Company.
A copy of the Employment Agreement and press release are included as Exhibits 10.1 and 99.1, respectively, and are hereby incorporated by reference herein.

Item 9.01	Financial Statements and Exhibits

Exhibit
No.	Description
10.1	Employment Agreement dated June 23, 2008.

99.1	Press Release dated June 23, 2008.

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

MEDCATH CORPORATION
Date: June 25, 2008	By:	/s/ O. Edwin French
O. Edwin French
President and Chief Executive Officer